Exhibit 99.1

1049 Camino Dos Rios
Thousand Oaks, CA 91360

NewsRelease

Teledyne Technologies Appoints

Ruth E. Bruch to Board of Directors

THOUSAND OAKS, Calif. – July 27, 2012 – Teledyne Technologies Incorporated (NYSE:TDY) announced today the appointment of Ruth E. Bruch, retired senior vice president and chief information officer of Kellogg Company, to the company’s board of directors, effective August 1, 2012. The addition of Bruch raises the number of board members to ten. She will also become a member of both the Audit Committee and the Personnel and Compensation Committee.

“Ruth is an outstanding addition to our board,” said Robert Mehrabian, chairman, president and chief executive officer of Teledyne Technologies Incorporated. “She has extensive experience in information technology strategy and solutions development for numerous industries and will be an asset to Teledyne as we continue with our profitable growth objectives.”

Prior to joining Kellogg, Bruch served as senior vice president and chief information officer of Lucent Technologies, Inc. She came to Lucent from Visteon Corporation, a leading full-service supplier of technology solutions for worldwide automotive manufacturers. Prior to that, Bruch had been president and chief operating officer of ZoneTrader.com, a Chicago-based start-up that implemented Web-based asset management and exchange programs. Bruch was also a vice president and the chief information officer of Union Carbide Corporation.

Bruch serves on the board of directors of The Bank of New York Mellon Corporation and formerly Mellon Financial Corporation.

Bruch holds a bachelor’s degree in Finance from the University of Iowa.

Teledyne Technologies is a leading provider of sophisticated instrumentation, digital imaging products and software, aerospace and defense electronics, and engineered systems. Teledyne Technologies’ operations are primarily located in the United States, Canada, the United Kingdom and Mexico. For more information, visit Teledyne Technologies’ website at www.teledyne.com.

Investor Contact: Media Contact:	Jason VanWees (805) 373-4542 Robyn McGowan (805) 373-4540